 CONSENT OF INDEPENDENT AUDITORS We consent to the incorporation by reference in the Registration Statements on Forms S-3 and S-8, of Beta Oil & Gas, Inc., of our report dated February 15, 2002, relating to the consolidated balance sheets as of December 31, 2001 and 2000 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of Beta Oil & Gas, Inc. /s/ Hein + Associates LLP HEIN + ASSOCIATES LLP Certified Public Accountants Orange, California March 28, 2002